Exhibit 99.1

Quotient Limited Announces Retirement of Paul Cowan, Chairman and Chief Executive Officer; Franz Walt named as Interim Chief Executive Officer

JERSEY, Channel Islands, March 26, 2018 (GLOBENEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company, today announced the retirement of Paul Cowan as its Chairman and Chief Executive Officer. Franz Walt, who recently retired as the President of Siemens Healthineers, Laboratory Diagnostics, and is a member of Quotient’s Board of Directors, has been appointed as interim Chief Executive Officer; Heino von Prondzynski, former Chief Executive Officer of Roche Diagnostics, Quotient’s lead independent director, has been appointed as Chairman of the Board of Directors.

Paul Cowan commented, “I am very proud of what has been achieved since founding Quotient ten years ago. We have seen tremendous success with the original reagent business, culminating this year with its move to a new state of the art facility near Edinburgh. With the successful development of our MosaiQ platform we have also been able to take a concept that existed only on paper and simultaneously fund and develop three novel technologies: the MosaiQ microarray itself, an industrial scale microarray manufacturing capability and an instrument platform that I believe will transform and disrupt the field of transfusion diagnostics. Publication today of the head-to-head data from the Verification and Validation study demonstrates the success of the MosaiQ’s development. There is never a perfect time to make a transition, but I am confident the senior management team at Quotient under the leadership of Franz Walt will successfully lead Quotient into the next critical phase of commercialization for MosaiQ. Franz will receive my full support through this transition. My sincere thanks go out to the many dedicated and incredibly creative and hard-working people that it has been my privilege to work with since beginning this journey.”

Heino von Prondzynski added, “Paul has guided Quotient through the most critical part of its evolution, identifying and then pursuing the value embedded in our MosaiQ technology, overseeing the development and initial commercialization of that technology, and taking Quotient public. We all owe him a debt of gratitude. Recognizing that a different skills set is now required of the Chairman and Chief Executive Officer, Paul recently told the Board he wanted to retire as Chairman and Chief Executive Officer. The Board respects Paul’s decision. We have asked Paul to continue being involved with the company following his retirement, through a transition and if possible beyond, and Paul has agreed. Paul and the Board wish especially to emphasize to Quotient’s dedicated and talented employees that we fully support them. We intend this change to be evolutionary, not disruptive. We are fortunate to have a world-class manager on our board, Franz Walt, who will immediately take over as interim Chief Executive Officer while we seek a long term replacement. I have known Franz for almost twenty years and we were extremely successful as a team while at Roche.”

Franz Walt has over 29 years experience in leadership roles at two of the largest and most influential global healthcare companies, Siemens Healthineers and Roche. As President of Siemens Healthineers, Franz was responsible for the recent global launch of Siemens’ next generation laboratory diagnostics platform, the Atellica Solution. “I am very excited for the prospects of MosaiQ and look forward to playing a role in securing its European launch later this year,” said Franz Walt. “Paul has built a high quality team to deliver MosaiQ to market and I am looking forward to contributing by providing support and direction as MosaiQ advances over the coming months.”

Heino von Prondzynski has over 35 years of experience in global Healthcare companies. He is a renowned molecular diagnostic expert. Under his leadership Roche Diagnostics has developed into the leading global diagnostic company. He also serves on the Board of Royal Philips.

MosaiQ Platform

MosaiQ, Quotient’s next-generation platform is designed to deliver fast, comprehensive antigen typing, antibody detection and disease screening results, using a single low volume sample in a high throughput automated format. MosaiQ represents a transformative and highly disruptive unified testing platform for transfusion diagnostics. Feasibility has also been demonstrated with respect to the detection of nucleic acids (DNA or RNA) using the MosaiQ platform. Through MosaiQ, Quotient expects to deliver substantial value to donor testing laboratories worldwide by providing affordable, routine comprehensive characterization and screening of blood products, on a single automated instrument platform designed to radically reduce labor costs and complexity associated with existing practice.

About Quotient Limited

Quotient is a commercial-stage diagnostics company committed to reducing healthcare costs and improving patient care through the provision of innovative tests within established markets. With an initial focus on blood grouping and serological disease screening, Quotient is developing its proprietary MosaiQTM technology platform to offer a breadth of tests that is unmatched by existing commercially available transfusion diagnostic instrument platforms. The Company’s operations are based in Edinburgh, Scotland; Eysins, Switzerland and Newtown, Pennsylvania.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to our management team and the development, regulatory approval, commercialization and impact of MosaiQ. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Chris Lindop, Chief Financial Officer – chris.lindop@quotientbd.com; +41 22 545 52 26